EXHIBIT 17

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/23/26 to 2/9/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
1/26/2026	Buy	1,400	72.90
1/27/2026	Buy	3,730	73.15
1/28/2026	Buy	57,165	75.32
1/29/2026	Buy	17,075	74.59
1/30/2026	Buy	21,708	65.56
2/2/2026	Buy	8,466	64.27
2/3/2026	Buy	28,333	66.14
2/4/2026	Buy	6,788	66.45
2/5/2026	Buy	15,423	64.31
2/6/2026	Buy	15,796	65.91
2/9/2026	Buy	25,939	69.99